UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Gevo, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Additional Materials:

Item 1. Video transcript

Item 2. Outbound call scripts

Item 1

Introductory Note

Gevo, Inc. (the “Company”) prepared, displayed and distributed a video to its stockholders on matters relating to the Company’s upcoming Special Meeting of Stockholders on January 27, 2022. The script of that video is set out below.

Video Transcript

Hello, I’m Pat Gruber, the CEO of Gevo. We have a special stockholder meeting coming up. The single proposal on the agenda is to increase our authorized shares. In order to do capital raises, accept investment from strategic partners and financial institutions, we are going to need more available shares. If we don’t get approval to increase shares, it could throw a wrench into plans such as those with Chevron, ADM and others. If stockholders want to grow the value of Gevo, then Gevo investing in projects is required, that takes capital, it’s part of Gevo’s plan to create value.

Your vote is critical. No longer are brokers voting on your behalf. If you don’t vote, then for all practical purposes it counts as a no vote, and that is not in your interest. Please vote yes on the proposal. Voting your shares is quick and easy. Simply go to proxyvote.com and enter the control number you received in the mail or in your email. You can also call our proxy specialists at (888) 625-2588 if you need assistance or if you would like to vote over the phone. Thank you for your time, your vote and your continued support of Gevo. Thank you.

Item 2

Introductory Note

The Company and its proxy solicitor, D.F. King & Co., Inc., prepared and plan to utilize the scripts below when making calls to stockholders on matters relating to the Company’s upcoming Special Meeting of Stockholders on January 27, 2022.

Outbound Call Script

Hello, this is Patrick Gruber, Chief Executive Officer of Gevo, Inc. and I am happy to have the chance to call you. I am sure by now that you should have received the proxy materials related to Gevo’s Special Meeting of Stockholders scheduled for January 27, 2022. We need your support on the proposal to increase our number of authorized shares so that we can grow the value of Gevo through accepting strategic and long term investments, and for raising additional funds to execute projects. Your proxy vote is very important. The Board of Directors is recommending that stockholders vote in favor of the proposal and we would greatly appreciate your support. Would you please vote yes for the proposal? I appreciate you taking the time to do so. Thank you.

We have a convenient way for you to vote your shares. To vote your shares or if you have any questions regarding the proposal on the meeting’s agenda, our proxy solicitor, D.F. King is standing by to assist you. To speak to a proxy representative, please press 1 now.

(Pause)

If you have any questions about the Special Meeting or your vote, please press 2 now or for more information about your investment with the GEVO, Inc. please press 3 now.

(Pause)

As of November 29, 2021 you owned shares of Gevo, Inc. Please hold for a representative who can provide additional information.

To repeat this message press 9 or for further assistance press 2 now to speak to a representative. To end this call press 5.

(Pause)

If you received this message on your answering machine, you may contact us toll free at 1-888-625-2588 from 9am to 11pm Monday through Friday Eastern Time.

Answering Machine Script

Hello. We are calling on behalf of your investment with Gevo, Inc. The Special Meeting of Stockholders is scheduled to take place on January 27, 2022 and our records indicate that your vote has not been registered.

To conveniently vote your shares by phone, please contact us at your earliest convenience at 1-888-625-2588 Monday through Friday from 9am to 11pm Eastern Time.

Your vote is very important and your time is greatly appreciated. Thank you and have a great day.